Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

October 30, 2012

Performant Financial Corporation

333 North Canyons Parkway

Livermore, California 94551

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Performant Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 9,848,610 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Company’s 2004 Stock Option Plan, 2004 Equity Incentive Plan, 2007 Stock Option Plan and 2012 Stock Incentive Plan (collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP